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                                                                EXHIBIT (n)(a)

                        INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement of EV Classic Senior Floating-Rate Fund of our report relating to EV Classic Senior Floating-Rate Fund dated February 13, 1998, which report is included in the Annual Report to Shareholders for the year ended December 31, 1997.

We also consent to the reference to our Firm under the heading "The Fund's Financial Highlights" appearing in the Prospectus, and under the captions "Auditors" and "Financial Statements" in the Statement of Additional Information, which is part of the Registration Statement.

/s/ Deloitte & Touche LLP
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    Deloitte & Touche LLP

Boston, Massachusetts
March 26, 1998